AMENDED, RESTATED AND RENEWED PROMISSORY NOTE

$332,402.00                                                As of January 4, 2000

FOR VALUE RECEIVED, the undersigned, and if more than one, each of them jointly and severally ("Borrower") promises to pay to the order of THE ESTATE OF SIDNEY DWORKIN (together with any subsequent holder of this Note, including all beneficiaries hereof, hereinafter "Creditor") at c/o Quartermane Capital Ltd., 39680 Bainbridge Road, Solon, Ohio 44139, Attention: Marc Dworkin, or at such other place as Creditor may from time to time designate, the principal sum of THREE HUNDRED THIRTY-TWO THOUSAND FOUR HUNDRED TWO AND NO/100 DOLLARS ($332,402.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Amended, Restated and Renewed Promissory Note (including all renewals, extensions or modifications hereto, this "Note"). Borrower has executed certain documents in connection with the loan evidenced by this Note ("Loan") including that certain Forbearance Agreement ("Agreement") dated September __, 2004, made by Borrower in favor of Creditor and certain related parties. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

      Contemporaneously with Borrower's execution of this Note and pursuant to the Agreement, Borrower has executed six (6) amended, restated and renewed promissory notes evidencing and reaffirming additional obligations of Borrower to Creditor and/or certain related parties of Creditor (collectively with the Note, "Amended Notes"), which Amended Notes are described on the attached Schedule A.

      This Note restates, amends, and renews that certain promissory note dated March 1, 1999 ("Original Promissory Note"), made by Borrower payable to the order of Creditor evidencing an original principal amount of $342,500.00, of which, as of March 31, 2004, $332,402.00 of principal and $96,639.00 in accrued and unpaid interest is outstanding. It is the intention of the Borrower and Creditor that while this Note renews, amends, replaces and supersedes the Original Promissory Note, it is not in payment or satisfaction of the Original Promissory Note, but rather is the substitution of one evidence of debt for another without any intent to extinguish the old. Should there be any conflict between any of the terms of the Original Promissory Note and the terms of this Note, the terms of this Note shall control. The Original Promissory Note is attached hereto as Exhibit A and shall only be negotiated with this Note.

      Interest shall be charged on the outstanding principal balance from the date hereof until the full amount of principal due hereunder has been paid at a rate of Nine and Seventy-Five Hundredths Percent (9.75%) per annum ("Note Rate"). Interest shall be calculated daily on the basis of the actual number of days elapsed over a 360 day year.

      Borrower may make, at its option, payments on the indebtedness at any time in the manner specified by Creditor, until a default shall occur hereunder or under the Agreement or any of the other Loan Documents. In addition to the foregoing, Borrower hereby agrees to pay to Creditor, promptly upon receipt and in any event no later than December 10, 2004, such Creditor's Proportionate Share of the proceeds of Borrower's sale of 2003 operating losses ("TP Prepayment") pursuant to the State of New Jersey's Business Tax Benefit Certificate Transfer Program, established by Title 34: 1B-7.42a, New Jersey Statutes ("Program"). For purposes of the preceding sentence, "Proportionate Share" means the proportion which the outstanding principal balance of this Note bears to the total aggregate outstanding principal balances of all of the Amended Notes, multiplied by the total proceeds of Borrower's sale of 2003 operating losses pursuant to the Program. The entire unpaid principal amount hereof, together with accrued and unpaid interest thereon and all other amounts payable hereunder shall, at the option of

Creditor, be due and payable on April 1, 2005, unless extended or modified by agreement of the parties. ("Maturity Date").

      The Loan may be prepaid, in whole or in part, at any time, subject to the provisions contained herein. Any prepayment, including the TP Prepayment, shall include accrued and unpaid interest to the date of prepayment on the principal amount prepaid and all other sums due and payable hereunder.

      All payments described above (other than the TP Prepayment or other prepayments) shall be received by Creditor on the first day of every month, and, notwithstanding any other provision of this Note to the contrary, in the event any payment (other than the TP Prepayment or other prepayments) is not received by the 5th of each month, Creditor may immediately initiate suit on this Note, without notice or demand.

      After the Maturity Date or due date of this Note, through acceleration or otherwise, interest will accrue on the principal balance remaining unpaid and on any judgment obtained on this Note at the maximum rate of interest permitted by applicable law.

      Except as otherwise specified herein, each payment or prepayment, if any (including any TP Prepayment), made under this Note shall be applied to pay late charges, accrued and unpaid interest, principal, escrows (if any), and any other fees, costs and expenses which Borrower is obligated to pay under this Note, in such order as Creditor may elect from time to time in its sole discretion.

      Borrower, endorser, surety, guarantor, or other parties to this Note (all of whom are hereinafter called "Obligor") jointly and severally agree as follows:

      Obligor will be in default under this Note upon the occurrence of any event of default under the Agreement or any document executed in connection with this Note or the Agreement which is not cured within any applicable grace period.

      Creditor will have all of the rights and remedies of a creditor under all applicable law. Without limiting the generality of the foregoing, upon the occurrence of any default under this Note, Creditor may at its option and without notice or demand: (1) declare the entire unpaid principal and accrued interest accelerated and due and payable at once, together with any and all other liabilities of any Obligor or any of such liabilities selected by Creditor; and (2) set off against this Note all money owed by Creditor in any capacity to each or any Obligor whether or not due and also set off against all other liabilities of each Obligor to Creditor all money owed by Creditor in any capacity to any Obligor, and Creditor will be deemed to have exercised such right of setoff and to have made a charge against any such money immediately upon the occurrence of such default although made or entered on the books subsequent thereto.

      Creditor may, at any time whether or not this Note is due, pledge or transfer this Note, whereupon Creditor will be relieved of all duties and responsibilities hereunder, and pledgee or transferee will for all purposes stand in the place of Creditor hereunder and have all the rights of Creditor hereunder. Upon any event of default that continues beyond any applicable cure or grace period, Creditor may, at any time exercise all rights necessary or required, in Creditor's discretion, in order to protect its interests under this Note.

      In no event will Creditor be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law; nor will any such party be entitled or receive at any time any such charges not allowed or permitted by law, or any interest in excess of the highest lawful rate. Any payments of interest in excess of the highest lawful rate will be credited by Creditor on interest accrued or principal or both; except that Borrower will have an option to demand refund as to any such interest or charges in excess of the highest lawful rate.

      No delay or omission on the part of Creditor in exercising any right hereunder will operate as a waiver of such right or of any other rights under this Note. Presentment, demand, protest, notice of dishonor, and all other notices are hereby waived by each and every Obligor. Obligor, jointly and severally, promises and agrees to pay all costs of collection and reasonable attorney's fees, including reasonable attorney's fees of any suit, out of court, in trial, on appeal, in bankruptcy proceedings or otherwise, incurred or paid by Creditor in enforcing this Note or preserving any right or interest of Creditor hereunder. Any notice to Borrower will be sufficiently served for all purposes if placed in the mail, postage prepaid, addressed to, or left upon the premises at the address shown below or any other address shown on Creditor's records.

      Each Obligor hereby expressly consents to any and all extensions, modifications, and renewals, in whole or in part, including but not limited to changes in payment schedules and interest rates, and all delays in time of payment or other performance which Creditor may grant or permit at any time and from time to time without limitation and without any notice to or further consent of any Obligor. Each Obligor will also be bound by each of the foregoing terms, without the requirement that Creditor first go against any security interest otherwise held by Creditor.

      WAIVER OF JURY TRIAL. OBLIGOR AND CREDITOR (BY ITS ACCEPTANCE OF THIS
NOTE) HEREBY AGREE AS FOLLOWS: (A) EACH OF THEM KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION (AN "ACTION") BASED UPON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY RELATED DOCUMENTS, INSTRUMENTS, OR AGREEMENTS (WHETHER ORAL OR WRITTEN AND WHETHER EXPRESS OR IMPLIED AS A RESULT OF A COURSE OF DEALING, A COURSE OF CONDUCT, A STATEMENT, OR OTHER ACTION OF EITHER PARTY); (B) NEITHER OF THEM MAY SEEK A TRIAL BY JURY IN ANY SUCH ACTION; (C) NEITHER OF THEM WILL SEEK TO CONSOLIDATE ANY SUCH ACTION (IN WHICH A JURY TRIAL HAS BEEN WAIVED) WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND (D) NEITHER OF THEM HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER OF THEM THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the date first above stated.

Borrower's Address:                          BORROWER:

3535 Quakerbridge Road
Mercerville, NJ 08619                        LASER ENERGETICS, INC.,
                                             a Florida corporation
Borrower's Tax Identification No.:
59-3093561
                                             By: /s/ Robert D. Battis
                                                 -------------------------------
                                             Name: Robert D. Battis
                                                   -----------------------------
                                             Its:  President & CEO
                                                   -----------------------------

                                                            [SEAL]

STATE OF NEW JERSEY       )
                          ) SS:
COUNTY OF MERCER          )

      The foregoing instrument was sworn to, subscribed and acknowledged before me this 6th day of October, 2004, by Robert Battis, as President of LASER ENERGETICS, INC., a Florida corporation, who |X| is personally known to me or |_| produced his/her driver's license as identification.


SIGNING AS NOTARY AND NOT AS                 /s/ Myra C. Gibson
ENDORSER OR GUARANTOR OF THIS                -----------------------------------
NOTE                                         Notary Public, State of New Jersey

                                                      Myra C. Gibson
                                                 NOTARY PUBLIC OF NEW JERSEY
                                             MY COMMISSION EXPIRES OCT. 13, 2005
                                             -----------------------------------
                                             Print, Type or Stamp Name:

                                             Commission No.:
                                                             -------------------
                                             My Commission Expires:
                                                                    ------------

                                    EXHIBIT A

                            ORIGINAL PROMISSORY NOTE

                                 (see attached)

                                   SCHEDULE A

                          DESCRIPTION OF AMENDED NOTES

1. Amended, Restated and Renewed Promissory Note made by Laser Energetics, Inc., a Florida corporation, payable to the order of the Estate of Sidney Dworkin in the face amount of $332,402.00

2. Amended, Restated and Renewed Promissory Note made by Laser Energetics, Inc., a Florida corporation, payable to the order of the Estate of Sidney Dworkin in the face amount of $250,000.00

3. Amended, Restated and Renewed Promissory Note made by Laser Energetics, Inc., a Florida corporation, payable to the order of the Estate of Sidney Dworkin in the face amount of $113,228.00

4. Amended, Restated and Renewed Promissory Note made by Laser Energetics, Inc., a Florida corporation, payable to the order of the Estate of Sidney Dworkin in the face amount of $40,000.00

5. Amended, Restated and Renewed Promissory Note made by Laser Energetics, Inc., a Florida corporation, payable to the order of the Estate of Sidney Dworkin in the face amount of $30,000.00

6. Amended, Restated and Renewed Promissory Note made by Laser Energetics, Inc., a Florida corporation, payable to the order of Marc Dworkin in the face amount of $73,601.00

7. Amended, Restated and Renewed Promissory Note made by Laser Energetics, Inc., a Florida corporation, payable to the order of Elliott "Bud" Dworkin in the face amount of $70,218.00